Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-59984 on Form S-3 and Nos. 333-114809, 333-75164, 333-56376, 333-56378, 333-38426, 333-95367, 333-51175, 333-47951, and 333-47967 on Form S-8 of our reports dated September 15, 2005, relating to the financial statements and financial statement schedule of Applied Films Corporation and Subsidiaries as of July 2, 2005 and for the fiscal year then ended and Management’s Report on Internal Controls over Financial Reporting as of July 2, 2005, appearing in this Annual Report on Form 10-K of Applied Films Corporation and Subsidiaries for the fiscal year ended July 2, 2005.

/s/ DELOITTE & TOUCHE LLP

Denver, CO
September 15, 2005